UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 27, 2009

Everest Re Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15731	98-0365432

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wessex House – 2nd Floor 45 Reid Street PO Box HM 845 Hamilton HM DX, Bermuda		Not Applicable

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 441-295-0006

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        OTHER EVENTS.

On March 27, 2009, Everest Re Group, Ltd. announced the completion of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its $400 million, 6.60% Fixed to Floating Rate Long Term Subordinated Notes (the “Notes”) due 2067.

Everest Reinsurance Holdings, Inc., an indirect, wholly-owned subsidiary of Everest Re Group, Ltd., and the issuer of the Notes purchased approximately 40% of the outstanding notes. This transaction reduced outstanding debt by $161.4 million at an approximate cost of $87 million including payment of accrued interest. The transaction will result in an estimated pre-tax gain of $74 million ($48 million after-tax), which will be reflected in first quarter 2009 results.

The Tender Offer expired at 5:00 p.m. New York City time on March 26, 2009, and was made pursuant to an Offer to Purchase dated March 19, 2009, and the related Letter of Transmittal. The offer price plus accrued and unpaid interest was paid to the tendering holders on March 27, 2009.

A total of $238.6 million in aggregate principal of the Notes remains outstanding and matures in 2067.

A copy of the news release announcing the Tender Offer is filed herewith as Exhibit 99.1.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	News Release of the registrant, dated March 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVEREST RE GROUP, LTD.

By:	/S/ CRAIG EISENACHER

Craig Eisenacher

Executive Vice President and

Chief Financial Officer

Dated: March 31, 2009

EXHIBIT INDEX

Exhibit

Number	Description of Document	Page No.

99.1	News Release of the registrant,
dated March 27, 2009	5